Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Pioneer Natural Resources Company

     We consent to the reference to our firm under the caption “Experts,” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-116434) and the related joint proxy statement/prospectus of Pioneer Natural Resources Company for the registration of its common stock in connection with its merger with Evergreen Resources, Inc. and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements of Pioneer Natural Resources Company included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 26, 2004